Exhibit 99

Loehmann's, Inc. to be Delisted From the
Nasdaq National Market

BRONX, N.Y.--(BUSINESS WIRE)--May 25, 1999--Loehmann's, Inc. (Nasdaq:LOEH) today announced that its common stock will be delisted from the Nasdaq National Market, effective at the close of business on May 27, 1999. Loehmann's, which filed a petition for bankruptcy protection under Chapter 11 of the Bankruptcy Code on May 18, 1999, no longer meets the Nasdaq Stock Market maintenance requirements. Trading in Loehmann's common stock was halted by the Nasdaq National Market on May 18, 1999. In light of its condition, the Company does not currently intend to list its common stock on any other trading market.
     Loehmann's, Inc. is a leading specialty retailer of well known designer and brand name women's and men's fashion apparel, accessories and shoes at prices that are typically 30% to 65% below department store prices. Loehmann's operates 69 stores in major metropolitan markets located in 22 states.
     This release contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks, uncertainties, and other factors which may cause actual results to differ materially from such forward-looking information. Such factors include, among other things, levels of sales and store traffic, general economic and business conditions, competition, development and operating costs, advertising and promotional efforts, brand awareness, and the existence or absence of adverse publicity. For more detail, see the Company's annual and quarterly reports filed with the Securities and Exchange Commission (a copy of which may also be obtained from the Company at (718) 409-2000). Investors and prospective investors are urged to consider the factors discussed above, and to read the Company's annual and quarterly reports filed with the Securities and Exchange Commission.

     --30--sm/ny*

     CONTACT:  Morgen-Walke Associates, New York
               Investors:  Stacey Bibi/Caroline Eustace
               Media: Jeff Siegel
               212/850-5600

     KEYWORD:  NEW YORK
     INDUSTRY KEYWORD:  RETAIL APPAREL/TEXTILES

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:TICKER: LOEH
Copyright (c) 1999 Business Wire
Received by NewsEDGE/LAN: 5/25/1999 9:48 AM

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